Exhibit 99.1

Newmont Goldcorp Announces Second Quarter 2019 Results

DENVER--(BUSINESS WIRE)--July 25, 2019--Newmont Goldcorp Corporation (NYSE: NEM, TSX: NGT) (Newmont Goldcorp or the Company) today announced second quarter 2019 results, which includes the performance of Goldcorp operations from the date of transaction close on April 18, 2019.

  Net income: Delivered GAAP net income from continuing operations attributable to Newmont Goldcorp stockholders of $1 million or $0.00 per diluted share; delivered adjusted net income1 of $92 million or $0.12 per diluted share, down $0.14 compared to the prior year quarter
  EBITDA: Generated $679 million in adjusted EBITDA2, an increase of 25 percent from the prior year quarter
  Cash flow: Reported consolidated cash flow from continuing operations of $301 million and free cash flow3 of $(79) million
  Gold costs applicable to sales (CAS)4: Reported CAS of $759 per ounce, in line with the prior year quarter
  Gold all-in sustaining costs (AISC)5: Reported AISC of $1,016 per ounce, in line with the prior year quarter
  Attributable gold production: Produced 1.59 million ounces of gold, an increase of 37 percent over the prior year quarter
  Portfolio improvements: Announced strategic investments in GT Gold, Prodigy Gold and Irving Resources to fund exploration and development activities in Canada, Australia, and Japan, respectively; divested Buffalo Valley and Trenton Canyon properties in Nevada; closed transaction establishing the Nevada Gold Mines joint venture, creating the largest global gold producing complex
  Financial strength: Ended the quarter with $1.8 billion cash on hand and net debt of $4.9 billion, supporting an investment-grade credit profile; paid a one-time special dividend of $0.88 per share; declared a second quarter dividend of $0.14 per share
  Outlook: 2019 attributable production at 6.5 million ounces, CAS at $735 per ounce and AISC at $975 per ounce

“Newmont Goldcorp delivered $679 million in adjusted EBITDA in the second quarter of 2019 as the Goldcorp integration process is well underway and on track to deliver an additional $365 million in annual cash flow,” said Gary J. Goldberg, Chief Executive Officer. “Our proven strategy is driving improvements across the newly combined portfolio. Closing the Goldcorp acquisition, coupled with the successful close of the Nevada Gold Mines joint venture, has positioned Newmont Goldcorp as the world’s leading gold business for decades to come.”

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1 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
2 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
3 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
4 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
5 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.

Second Quarter 2019 Summary Results

Net income from continuing operations attributable to Newmont stockholders for the quarter was $1 million or $0.00 per diluted share, a decrease of $273 million from the prior year quarter primarily due to integration costs associated with the Newmont Goldcorp and Nevada joint venture transactions, costs incurred while Peñasquito and Musselwhite mines were not operational, higher interest expense, and a prior-year gain from the sale of the Company’s royalty portfolio in June 2018, partially offset by higher averaged realized gold prices.

Adjusted net income was $92 million or $0.12 per diluted share, compared to $144 million or $0.26 per diluted share in the prior year quarter. The adjustments to net income of $0.12 related to integration and transaction costs associated with the Newmont Goldcorp transaction and Nevada joint venture, an increase in the fair value of investments, a gain on asset and investment sales, and reclamation and remediation charges related to the Company’s legacy sites.

Revenue rose 36 percent to $2,257 million for the quarter primarily due to higher sales volumes from the Newmont Goldcorp transaction.

Average realized price6 for gold was $1,317, an increase of $25 per ounce over the prior year quarter; average realized price for copper was $2.48, a decrease of $0.51 per pound over the prior year quarter; average realized price for silver and lead were $14.20 per ounce and $0.76 per pound, respectively.

Gold CAS increased 35 percent to $1,245 million for the quarter. Gold CAS per ounce was in line with the prior year quarter at $759 per ounce as higher ounces sold and lower stockpile and leach pad inventory adjustments were offset by lower production at Peñasquito as a result of the blockade, and increased costs at other sites.

Gold AISC increased four percent to $1,016 per ounce for the quarter on higher sustaining capital spend.

Attributable gold production7 rose 37 percent to 1.59 million ounces for the quarter primarily due to new production from the acquired Goldcorp assets and higher grades at Merian and Tanami, slightly offset by lower grades at KCGM and Boddington.

Attributable gold equivalent ounce (GEO) production from other metals rose 68 percent to 111 thousand ounces primarily due to new silver and lead production from Peñasquito, partially offset by lower copper grades at Boddington. CAS from other metals totaled $121 million for the quarter. CAS per GEO increased 66 percent to $1,308 per ounce primarily due to higher unit costs at Peñasquito as a result of the blockade and higher stockpile and concentrate inventory adjustments at Boddington and Phoenix. AISC per GEO increased 74 percent to $1,646 per ounce on increased CAS.

Capital expenditures8 rose by 47 percent to $380 million, primarily due to increased sustaining capital investments from the acquired Goldcorp assets and higher spending for growth projects, including Borden, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, and the Ahafo Mill Expansion.

Consolidated operating cash flow from continuing operations decreased 25 percent from the prior year quarter to $301 million due to integration costs and costs incurred while the Peñasquito and Musselwhite mines were not producing, partially offset by new sales from the acquired Goldcorp assets. Operating cash flow was also unfavorably impacted by timing of accounts receivable collections at Peñasquito and Boddington. Free Cash Flow also decreased to $(79) million for the quarter, primarily due to higher development capital expenditures and lower operating cash flow.

Balance sheet ended the quarter with $1.8 billion cash on hand after returning dividends of approximately $590 million to shareholders, and a leverage ratio of 1.5x net debt to pro forma adjusted EBITDA9 after repaying $1.25 billion of Goldcorp debt at transaction close.

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6 Non-GAAP measure. See end of this release for reconciliation to Sales.
7 Attributable gold production includes 75,000 ounces from the Company’s equity method investment in Pueblo Viejo (40%)
8 Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.
9 Non-GAAP measure. See end of this release for reconciliation.

Corporate update

Newmont Goldcorp transaction: On January 14, 2019, Newmont Goldcorp Corporation (Newmont) entered into a definitive agreement to acquire all outstanding common shares of Goldcorp Inc. (Goldcorp). On April 18, 2019, Newmont closed its acquisition of Goldcorp following receipt of all regulatory approvals and approval by Newmont’s and Goldcorp’s shareholders of the resolutions at the shareholder meetings on April 11 and April 4, 2019, respectively, for total cash and non-cash consideration of $9,456 million in a primarily stock transaction. As of the closing date, the combined company is known as Newmont Goldcorp Corporation, continuing to be traded on the New York Stock Exchange under the ticker NEM and listed on the Toronto Stock Exchange under the ticker NGT.

Nevada joint venture: On July 1, 2019, Newmont Goldcorp and Barrick Gold Corporation concluded the transaction establishing Nevada Gold Mines LLC (Nevada Gold Mines or the Nevada joint venture). Nevada Gold Mines, owned 38.5 percent by Newmont Goldcorp and owned 61.5 percent and operated by Barrick, will rank as the largest global gold producing complex. The Nevada joint venture will be subject to the oversight and guidance of the Board of Managers, with Newmont Goldcorp retaining two board seats and Barrick three, and the board supported by technical, finance and exploration advisory committees on which both companies have equal representation. Newmont Goldcorp will proportionately consolidate its ownership interest in Nevada Gold Mines and will report the Company’s interest in the joint venture as a separate segment in its consolidated financial statements beginning in the third quarter of 2019.

Projects update

Newmont Goldcorp’s capital-efficient project pipeline supports stable production with improving margins and mine life. Near-term development capital projects are presented below. Funding for Borden, Musselwhite Materials Handling, Quecher Main, and Ahafo Mill Expansion projects has been approved and these projects are in execution. Additional projects represent incremental improvements to production and cost guidance. Internal rates of return (IRR) on these projects are calculated at a $1,200 gold price.

  Quecher Main (South America) will add oxide production at Yanacocha, leverage existing infrastructure and enable potential future growth at Yanacocha. First production was achieved in late 2018 with commercial production expected in the fourth quarter of 2019. Quecher Main extends the life of the Yanacocha operation to 2027 with average annual gold production of approximately 200,000 ounces per year between 2020 and 2025 (100 percent basis). During the same period, incremental CAS is expected to be between $750 and $850 per ounce and AISC between $900 and $1,000 per ounce. Capital costs for the project are expected to be between $250 and $300 million with expenditure of $95 to $105 million in 2019. The project IRR is expected to be greater than 10 percent.
  Ahafo Mill Expansion (Africa) is designed to maximize resource value by improving production margins and accelerating stockpile processing. The project also supports profitable development of Ahafo’s highly prospective underground resources. First production is expected in the third quarter 2019, followed by commercial production in the fourth quarter of 2019. The expansion is expected to increase average annual gold production by between 75,000 and 100,000 ounces per year for the first five years beginning in 2020. Capital costs for the project are estimated between $140 and $180 million with expenditure of approximately $35 to $45 million in 2019. The project has an IRR of more than 20 percent.

The Ahafo Mill Expansion, together with the Company’s Subika Underground mine, will improve Ahafo’s production to between 550,000 and 650,000 ounces per year for the first five full years of production (2020 to 2024). During this period Ahafo’s CAS is expected to be between $650 and $750 per ounce and AISC is expected to be between $800 and $900 per ounce. This represents average production improvement of between 200,000 and 300,000 ounces at CAS improvement of between $150 and $250 per ounce and AISC improvement of $250 to $350 per ounce, compared to 2016 actuals.

  Borden, North America (North America) is a new underground mine expected to extend profitable production at the Porcupine complex. The Company expects to reach commercial production in the fourth quarter of 2019.
  Musselwhite Materials Handling (North America) improves material movement from Musselwhite’s two main zones below Lake Opapimiskan. An underground shaft will hoist ore from the underground crushers, reducing haulage distances and ventilation costs. The Company expects the project to be fully operational in mid-2020 after development progress was impacted by the conveyor fire at Musselwhite.

Outlook

Newmont Goldcorp’s 2019 outlook reflects a full-year of Newmont operated assets and the Goldcorp assets from April 18, 2019. The Company does not include development projects that have not yet been funded or reached execution stage in the outlook below, which represents upside to guidance. The Nevada outlook assumes a full-year of production and costs for the Company’s owned and operated Nevada assets as of June 30, 2019, prior to the close of the Nevada Gold Mines joint venture on July 1.

Attributable gold production is expected to be 6.5 million ounces in 2019. Production is back-half weighted with the completion of the Ahafo Mill Expansion in Africa, the Borden project in Canada and reaching higher grades at Cerro Negro and Peñasquito.

  North America production is expected to be 1.1 million ounces in 2019. The outlook includes the impacts from the blockade at Peñasquito, the conveyor fire at Musselwhite and the installation of additional safety controls at Red Lake.
  South America production is expected to be 1.3 million ounces in 2019 as Cerro Negro reaches higher grades from the Eureka and Marina Norte zones in the second half, and productivity improvements at Merian offset the transition to harder ore.
  Australia production is expected to be 1.5 million ounces in 2019 with higher grades, throughput and productivity gains at Tanami, offset by lower mining rates at KCGM from geotechnical constraints and the continuation of stripping at Boddington.
  Africa production is expected to be 1.1 million ounces in 2019 with a full year of production from Subika Underground, higher grades from the Subika open pit and improved mill throughput in the second half of the year with completion of the Ahafo Mill Expansion project.
  Nevada production is expected to be 1.5 million ounces in 2019. The outlook has been adjusted by approximately 70,000 ounces to reflect the impact of geotechnical constraints and remediation work at Gold Quarry.

Gold cost outlook – CAS is expected to be $735 per ounce and AISC is expected to be $975 per ounce in 2019.

  North America CAS is expected to be $860 per ounce and AISC is expected to be $1,115 per ounce in 2019. The outlook includes the impacts from the blockade at Peñasquito, the conveyor fire at Musselwhite and the installation of additional safety controls at Red Lake.
  South America CAS is expected to be $630 per ounce and AISC is expected to be $785 per ounce in 2019.
  Australia CAS is expected to be $775 per ounce in 2019 with increased stripping at Boddington and the drawdown of lower grade stockpiles at KCGM partially offset by higher production and lower power costs at Tanami from switching to natural gas. AISC is expected to be $940 per ounce in 2019.
  Africa CAS is expected to be $585 per ounce in 2019 with higher grades from Subika Underground and Subika open pit and the Ahafo Mill Expansion coming online. AISC is expected to be $770 per ounce in 2019.
  Nevada CAS is expected to be $795 per ounce in 2019. AISC is expected to be $990 per ounce and has been adjusted to reflect higher sustaining capital from remediation work at Gold Quarry.

Co-product GEOs – Attributable production is expected to be 870,000 GEOs in 2019, which includes copper production from Phoenix and Boddington, and silver, zinc, and lead production from Peñasquito. CAS is expected to be $710 per GEO and AISC is expected to be $995 per GEO in 2019.

Capital – Total consolidated capital is expected to be $1,560 million for 2019. Development capital of $575 million in 2019 includes investments in the Borden and Musselwhite Materials Handling projects in North America, Quecher Main in South America Ahafo Mill Expansion in Africa, and Tanami Power Project in Australia, and expenditures to advance studies for future projects. Sustaining capital is expected to be $985 million for 2019 and includes the Awonsu layback and investments to cover infrastructure, equipment and ongoing mine development.

Consolidated expense outlook –The Company’s 2019 outlook for general & administrative costs is expected to be $325 million, which includes a partial year of synergies from the Goldcorp integration. Interest expense is expected to be $280 million and investment in exploration and advanced projects is expected be $450 million in 2019. Guidance for depreciation and amortization in 2019 is expected to be $2,050 million.

Assumptions and sensitivities – Newmont Goldcorp’s outlook assumes $1,200 per ounce gold price, $16 per ounce silver price, $2.50 per pound copper price, $1.05 per pound zinc price, $0.90 per pound lead price, $0.75 USD/AUD exchange rate, $0.77 USD/CAD exchange rate, and $65 per barrel WTI oil price. For the six-month period July 2019 to December 2019, and assuming a 35% portfolio tax rate, a $100 per ounce increase in gold price would deliver an expected $225 million improvement in attributable free cash flow. Similarly, a $0.05 favorable change in the Australian or Canadian dollar would deliver an expected $25 million and $20 million improvement in attributable free cash flow, respectively. A $0.10 per pound change in zinc price would result in a $15 million impact to attributable free cash flow. A $10 per barrel reduction in the price of oil, a $1.00 per ounce increase in silver price, a $0.10 per pound increase in lead price and a $0.25 per pound increase in copper price would each deliver an expected $10 million improvement in attributable free cash flow. These estimates exclude current hedge programs; please refer to Newmont Goldcorp’s Form 10-Q, which was filed with the SEC on April 25, 2019 for further information on hedging positions.

2019 Outlooka

2019 Outlook +/- 5%	Consolidated Production	Attributable Production	Consolidated CAS	Consolidated All-in Sustaining Costs[b]	Consolidated Sustaining Capital Expenditures	Consolidated Development Capital Expenditures
	(Koz, GEO Koz)	(Koz, GEO Koz)	($/oz)	($/oz)	($M)	($M)
North America	1,115	1,115	860	1,115	320	155
South America	1,345	1,295	630	785	120	210
Australia	1,460	1,460	775	940	185	60[c]
Africa	1,105	1,105	585	770	125	90
Nevada	1,515	1,515	795	990	230	15
Total Gold[d]	6,600	6,500	735	975	985	575

Total Co-products	870	870	710	995

2019 Consolidated Expense Outlook[e] ($M) +/-5%
General & Administrative	325
Interest Expense	280
Depreciation and Amortization	2,050
Advanced Projects & Exploration	450
Adjusted Tax Rate[f]	34%-39%

a2019 Outlook in the tables shown are considered “forward-looking statements” and are based upon certain assumptions; figures include the impact of the Newmont Goldcorp transaction from April 18, 2019, but do not include the impact of the Nevada Gold Mines joint venture. Nevada outlook assumes a full-year of production and costs for Newmont Goldcorp’s owned and operated Nevada assets as of June 30, 2019, prior to the close of the Nevada Gold Mines joint venture. For example, 2019 Outlook assumes $1,200/oz Au, $16/oz Ag, $2.50/lb Cu, $1.05/lb Zn, $0.90/lb Pb, $0.75 USD/AUD exchange rate, $0.77 USD/CAD exchange rate and $65/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Such assumptions may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/- 5% range. Amounts may not recalculate to totals due to rounding. See cautionary note at the end of this news release.

bAll-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2019 CAS outlook.

cIncludes finance lease payments related to the Tanami Power Project paid over a 10 year term beginning in 2019.

dProduction outlook does not include equity production from stakes in TMAC (28.5%) or La Zanja (46.9%) as of June 30, 2019.

eConsolidated expense outlook is adjusted to exclude extraordinary items, such as certain tax valuation allowance adjustments.

fAssuming average prices of $1,300 per ounce for gold, $16 per ounce for silver, $2.75 per pound for copper, $0.90 per pound for lead, and $1.05 per pound for zinc and achievement of current production and sales volumes and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2019 will be between 34-39%. This does not include potential changes to the tax rate due to the formation of the Nevada Gold Mines joint venture.

2019 Site Outlooka

	Consolidated Production	Attributable Production	Consolidated CAS	Consolidated All-in Sustaining Costs[b]	Consolidated Sustaining Capital Expenditures	Consolidated Development Capital Expenditures
	(Koz, GEO Koz)	(Koz, GEO Koz)	($/oz)	($/oz)	($M)	($M)

CC&V	345	345	910	1,035	25
Éléonore	265	265	790	935	35	40
Red Lake	120	120	1,050	1,340	25	5
Peñasquito	165	165	820	1,095	175
Porcupine	225	225	750	910	20	60
Musselwhite	0	0			25	50
Other North America					10

Cerro Negro	345	345	615	775	45	25
Yanacocha[c]	480	265	690	855	20	190
Merian[c]	520	390	585	710	55
Pueblo Viejo		295
Other South America

Boddington	685	685	920	1,045	70
Tanami	500	500	510	705	75	60[d]
Kalgoorlie[e]	275	275	890	1,035	35
Other Australia					5

Ahafo	680	680	590	780	100	70
Akyem	420	420	585	735	25	5
Ahafo North						15
Other Africa

Nevada	1,515	1,515	795	990	230	15

Corporate/Other					5	45

Peñasquito - Co-products (GEO)[f]	665	665	625	955
Boddington - Co-product (GEO)	125	125	1,060	1,230
Phoenix - Co-product (GEO)	80	80	900	1,070

Peñasquito - Zinc (Mlbs)	245	245
Peñasquito - Lead (Mlbs)	180	180
Peñasquito - Silver (Moz)	25	25
Boddington - Copper (Mlbs)	60	60
Phoenix - Copper (Mlbs)	40	40

a2019 Outlook in the tables shown are considered “forward-looking statements” and are based upon certain assumptions; figures include the impact of the Newmont Goldcorp transaction from April 18, 2019, but do not include the impact of the Nevada Gold Mines joint venture. Nevada outlook assumes a full-year of production and costs for Newmont Goldcorp’s owned and operated Nevada assets as of June 30, 2019, prior to the close of the Nevada Gold Mines joint venture. For example, 2019 Outlook assumes $1,200/oz Au, $16/oz Ag, $2.50/lb Cu, $1.05/lb Zn, $0.90/lb Pb, $0.75 USD/AUD exchange rate, $0.77 USD/CAD exchange rate and $65/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Such assumptions may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/- 5% range. Amounts may not recalculate to totals due to rounding. See cautionary note on at the end of this news release.

bAll-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2019 CAS outlook.

cConsolidated production for Yanacocha and Merian is presented on a total production basis for the mine site; attributable production represents a 51.35% interest for Yanacocha and a 75% interest for Merian.

dIncludes finance lease payments related to the Tanami Power Project paid over a 10 year term beginning in 2019.

eBoth consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for Kalgoorlie.

f Gold equivalent ounces (GEO) is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.50/lb.), Silver ($16/oz.), Lead ($0.90/lb.), and Zinc ($1.05/lb.) pricing.1 Represents attributable gold from equity method investments. Income and expenses of equity method investments are included in Equity income (loss) of affiliates.

	Three Months Ended June 30,			Six Months Ended June 30,
Operating Results	2019	2018	% Change	2019	2018	% Change
Attributable Sales (koz)
Attributable gold ounces sold	1,539	1,147	34%	2,774	2,378	17%
Attributable gold equivalent ounces sold	93	59	58%	144	117	23%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,317	$1,292	2%	$1,310	$1,310	—%
Average realized copper price	$2.48	$2.99	(17)%	$2.68	$2.93	(9)%
Average realized silver price	$14.20	$—	—%	$14.20	$—	—%
Average realized lead price	$0.76	$—	—%	$0.76	$—	—%
Average realized zinc price	$—	$—	—%	$—	$—	—%

Attributable Production (koz)
Nevada	365	366	—%	758	785	(3)%
North America	251	64	292%	332	135	146%
South America	260	141	84%	445	285	56%
Australia	359	391	(8)%	699	757	(8)%
Africa	277	200	39%	508	409	24%
Pueblo Viejo (40%)[1]	75	—	—%	75	—	—%
Total Gold	1,587	1,162	37%	2,817	2,371	19%

Nevada	18	15	20%	35	32	9%
North America	53	—	—%	53	—	—%
Australia	40	51	(22)%	71	92	(23)%
Total Gold Equivalent Ounces	111	66	68%	159	124	28%

CAS Consolidated ($/oz, $/GEO)
Nevada	$803	$828	(3)%	$785	$805	(2)%
North America	$1,031	$654	58%	$1,002	$637	57%
South America	$651	$711	(8)%	$618	$747	(17)%
Australia	$724	$710	2%	$740	$709	4%
Africa	$602	$762	(21)%	$598	$754	(21)%
Total Gold	$759	$751	1%	$733	$750	(2)%
Total Gold (by-product)	$772	$722	7%	$732	$724	1%

Nevada	$871	924	(6)%	$810	$896	(10)%
North America	$1,952	$—	—%	$1,952	$—	—%
Australia	$807	$738	9%	$852	$756	13%
Total Gold Equivalent Ounces	$1,308	$786	66%	$1,146	$796	44%

AISC Consolidated ($/oz)
Nevada	$1,002	$1,047	(4)%	$976	$989	(1)%
North America	$1,383	$845	64%	$1,302	$815	60%
South America	$827	$885	(7)%	$780	$906	(14)%
Australia	$890	$842	6%	$894	$845	6%
Africa	$810	$902	(10)%	$794	$889	(11)%
Total Gold	$1,016	$978	4%	$967	$961	1%
Total Gold (by-product)	$1,047	$957	9%	$979	$941	4%

Nevada	$1,037	$1,189	(13)%	$959	$1,088	(12)%
North America	$2,536	$—	—%	$2,536	$—	—%
Australia	$957	$865	11%	$997	$901	11%
Total Gold Equivalent Ounces	$1,646	$948	74%	$1,413	$954	48%

1 Represents attributable gold from equity method investments. Income and expenses of equity method investments are included in Equity income (loss) of affiliates.

NEWMONT GOLDCORP CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions except per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Sales	$2,257	$1,662	$4,060	$3,479

Costs and expenses
Costs applicable to sales (1)	1,366	965	2,344	1,994
Depreciation and amortization	487	279	799	580
Reclamation and remediation	73	37	103	65
Exploration	69	54	110	94
Advanced projects, research and development	32	36	59	70
General and administrative	81	63	140	122
Other expense, net	137	13	205	24
	2,245	1,447	3,760	2,949
Other income (expense):
Other income, net	90	139	135	160
Interest expense, net of capitalized interest	(82)	(49)	(140)	(102)
	8	90	(5)	58
Income (loss) before income and mining tax and other items	20	305	295	588
Income and mining tax benefit (expense)	(20)	(18)	(145)	(123)
Equity income (loss) of affiliates	26	(7)	21	(16)
Net income (loss) from continuing operations	26	280	171	449
Net income (loss) from discontinued operations	(26)	18	(52)	40
Net income (loss)	-	298	119	489
Net loss (income) attributable to noncontrolling interests	(25)	(6)	(57)	(5)
Net income (loss) attributable to Newmont stockholders	$(25)	$292	$62	$484

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$1	$274	$114	$444
Discontinued operations	(26)	18	(52)	40
	$(25)	$292	$62	$484
Net income (loss) per common share
Basic:
Continuing operations	$—	$0.52	$0.18	$0.84
Discontinued operations	(0.03)	0.03	(0.08)	0.07
	$(0.03)	$0.55	$0.10	$0.91
Diluted:
Continuing operations	$—	$0.51	$0.18	$0.83
Discontinued operations	(0.03)	0.03	(0.08)	0.07
	$(0.03)	$0.54	$0.10	$0.90

  Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT GOLDCORP CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Operating activities:
Net income (loss)	$—	$298	$119	$489
Adjustments:
Depreciation and amortization	487	279	799	580
Stock-based compensation	35	19	54	38
Reclamation and remediation	68	35	95	61
Loss (income) from discontinued operations	26	(18)	52	(40)
Deferred income taxes	(34)	(29)	(13)	(19)
Gain on asset and investment sales, net (Note 8)	(32)	(100)	(33)	(99)
Write-downs of inventory and stockpiles and ore on leach pads	60	76	104	158
Other operating adjustments	(40)	-	(43)	9
Net change in operating assets and liabilities	(269)	(159)	(259)	(510)
Net cash provided by (used in) operating activities of continuing operations	301	401	875	667
Net cash provided by (used in) operating activities of discontinued operations (1)	(2)	(2)	(5)	(5)
Net cash provided by (used in) operating activities	299	399	870	662
Investing activities:
Additions to property, plant and mine development	(380)	(258)	(605)	(489)
Acquisitions, net (1)	121	(39)	121	(39)
Purchases of investments	(33)	—	(86)	(6)
Return of investment from an equity method investee	82	—	80	(3)
Proceeds from sales of investments	53	14	56	15
Proceeds from sales of other assets	27	2	29	5
Other	26	—	26	—
Net cash provided by (used in) investing activities	(104)	(281)	(379)	(517)
Financing activities:
Repayment of debt	(1,250)	—	(1,250)	—
Dividends paid to common stockholders	(590)	(74)	(666)	(150)
Distributions to noncontrolling interests	(49)	(38)	(93)	(69)
Funding from noncontrolling interests	20	20	46	52
Payments for withholding of employee taxes related to stock-based compensation	(6)	—	(45)	(39)
Payments on lease and other financing obligations	(16)	(2)	(26)	(3)
Proceeds from sale of noncontrolling interests	—	48	—	48
Repurchases of common stock	—	(6)	—	(70)
Other	(2)	—	(2)	—
Net cash provided by (used in) financing activities	(1,893)	(52)	(2,036)	(231)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	(2)	(2)	(2)
Net change in cash, cash equivalents and restricted cash	(1,697)	64	(1,547)	(88)
Cash, cash equivalents and restricted cash at beginning of period	3,639	3,146	3,489	3,298
Cash, cash equivalents and restricted cash at end of period	$1,942	$3,210	$1,942	$3,210

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$1,827	$3,127	$1,827	$3,127
Restricted cash included in Other current assets	30	1	30	1
Restricted cash included in Other noncurrent assets	85	82	85	82
Total cash, cash equivalents and restricted cash	$1,942	$3,210	$1,942	$3,210
  Acquisitions, net is comprised of $138 in cash and cash equivalents acquired in the Newmont Goldcorp transaction net of $17 in cash paid to Goldcorp shareholders as part of the purchase consideration.

NEWMONT GOLDCORP CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At June 30,	At December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$1,827	$3,397
Trade receivables	330	254
Investments	24	48
Inventories	1,147	630
Stockpiles and ore on leach pads	772	697
Other current assets	538	251
Current assets	4,638	5,277
Property, plant and mine development, net	23,377	12,258
Investments	3,710	271
Stockpiles and ore on leach pads	1,838	1,866
Deferred income tax assets	525	401
Goodwill	2,156	58
Other non-current assets	743	584
Total assets	$36,987	$20,715

LIABILITIES
Accounts payable	$460	$303
Employee-related benefits	342	305
Income and mining taxes payable	122	71
Debt	626	626
Lease and other financing obligations	89	27
Other current liabilities	899	455
Current liabilities	2,538	1,787
Debt	5,475	3,418
Lease and other financing obligations	582	190
Reclamation and remediation liabilities	3,170	2,481
Deferred income tax liabilities	2,458	612
Employee-related benefits	432	401
Streaming agreement	974	—
Other non-current liabilities	985	314
Total liabilities	16,614	9,203

Contingently redeemable noncontrolling interest	48	47

EQUITY
Common stock	1,317	855
Treasury stock	(115)	(70)
Additional paid-in capital	18,434	9,618
Accumulated other comprehensive income (loss)	(257)	(284)
Retained earnings	(25)	383
Newmont stockholders' equity	19,354	10,502
Noncontrolling interests	971	963
Total equity	20,325	11,465
Total liabilities and equity	$36,987	$20,715

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable regional tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income (loss) attributable to Newmont stockholders	$(25)	$292	$62	$484
Net loss (income) attributable to Newmont stockholders from discontinued operations (1)	26	(18)	52	(40)
Net income (loss) attributable to Newmont stockholders from continuing operations	1	274	114	444
Goldcorp transaction and integration costs (2)	114	—	159	—
Change in fair value of investments (3)	(35)	(5)	(56)	(5)
Reclamation and remediation charges, net (4)	32	8	32	8
Loss (gain) on asset and investment sales, net (5)	(30)	(99)	(31)	(99)
Nevada JV transaction and integration costs (6)	11	—	23	—
Impairment of long-lived assets (7)	—	—	1	—
Restructuring and other, net (8)	—	7	5	12
Impairment of investments (9)	—	—	1	—
Tax effect of adjustments (10)	(5)	18	(13)	16
Valuation allowance and other tax adjustments (11)	4	(59)	33	(47)
Adjusted net income (loss)	$92	$144	$268	$329

Net income (loss) per share, basic (12)	$(0.03)	$0.55	$0.10	$0.91
Net loss (income) attributable to Newmont stockholders from discontinued operations	0.03	(0.03)	0.08	(0.07)
Net income (loss) attributable to Newmont stockholders from continuing operations	—	0.52	0.18	0.84
Goldcorp transaction and integration costs	0.14	—	0.24	—
Change in fair value of investments	(0.05)	(0.01)	(0.09)	(0.01)
Reclamation and remediation charges, net	0.04	0.01	0.05	0.01
Loss (gain) on asset and investment sales, net	(0.04)	(0.18)	(0.05)	(0.18)
Nevada JV transaction and integration costs	0.02	—	0.05	—
Impairment of long-lived assets	—	—	—	—
Restructuring and other, net	—	0.01	—	0.02
Impairment of investments	—	—	—	—
Tax effect of adjustments	—	0.03	(0.02)	0.03
Valuation allowance and other tax adjustments	0.01	(0.11)	0.05	(0.09)
Adjusted net income (loss) per share, basic	$0.12	$0.27	$0.41	$0.62

Net income (loss) per share, diluted (12)	$(0.03)	$0.54	$0.10	$0.90
Net loss (income) attributable to Newmont stockholders from discontinued operations	0.03	(0.03)	0.08	(0.07)
Net income (loss) attributable to Newmont stockholders from continuing operations	—	0.51	0.18	0.83
Goldcorp transaction and integration costs	0.14	—	0.24	—
Change in fair value of investments	(0.05)	(0.01)	(0.09)	(0.01)
Reclamation and remediation charges, net	0.04	0.01	0.05	0.01
Loss (gain) on asset and investment sales, net	(0.04)	(0.18)	(0.05)	(0.18)
Nevada JV transaction and integration costs	0.02	—	0.05	—
Impairment of long-lived assets	—	—	—	—
Restructuring and other, net	—	0.01	—	0.02
Impairment of investments	—	—	—	—
Tax effect of adjustments	—	0.03	(0.02)	0.03
Valuation allowance and other tax adjustments	0.01	(0.11)	0.05	(0.09)
Adjusted net income (loss) per share, diluted	$0.12	$0.26	$0.41	$0.61

Weighted average common shares (millions):
Basic	766	533	651	534
Diluted (12)	768	535	652	535

  Net loss (income) attributable to Newmont stockholders from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $-, $5, $- and $9, respectively, and (ii) adjustments to our Batu Hijau Contingent Consideration, presented net of tax expense (benefit) of $-, $-, $- and $1 respectively. For additional information regarding our discontinued operations, see Note 11 to our Condensed Consolidated Financial Statements.
  Goldcorp transaction and integration costs, included in Other expense, net, represents costs incurred related to the Newmont Goldcorp transaction during 2019.
  Change in fair value of marketable equity securities, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments in Continental Gold Inc. For additional information regarding our investment in Continental, see Note 18 to our Condensed Consolidated Financial Statements.
  Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations. The 2019 charges include adjustments related to a review of the project cost estimates at the Dawn remediation site, as well as increased water management costs at the Con Mine.
  Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain on the sale of exploration property in North America in 2019 and a gain from the exchange of certain royalty interests for cash consideration and an equity ownership and warrants in Maverix in 2018. Amounts are presented net of income (loss) attributable to noncontrolling interest of $2, $1, $2 and $-, respectively.
  Nevada JV transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Nevada JV Agreement, including hostile defense fees, during 2019.
  Impairment of long-lived assets, included in Other expense, net, represents non-cash write-downs of long-lived assets.
  Restructuring and other, included in Other expense, net, primarily represents certain costs associated with severance, legal and other settlements. Amounts are presented net of income (loss) attributable to noncontrolling interests of $-, $(2), $- and $(3), respectively.
  Impairment of investments, included in Other income, net, represents other-than-temporary impairments of other investments.
  The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (9), as described above, and are calculated using the applicable regional tax rate.
  Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses and disallowed foreign losses. The adjustment in the three and six months ended June 30, 2019 is due to increases or (decreases) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $(5) and $25 respectively, and other tax adjustments of $7 and $7, respectively. The adjustment in the three and six months ended June 30, 2018 is due to a second quarter reduction to the provisional expense for the Tax Cuts and Jobs Act of $(45), a second quarter release of valuation allowance on capital losses of $(15), increases to net operating losses and other deferred tax assets at Yanacocha of $- and $11, respectively, and other tax adjustments of $1 and $7, respectively. Amounts are presented net of income (loss) attributable to noncontrolling interests of $2, $-, $1 and $(5), respectively.
  Per share measures may not recalculate due to rounding.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income (loss) attributable to Newmont stockholders	$(25)	$292	$62	$484
Net income (loss) attributable to noncontrolling interests	25	6	57	5
Net loss (income) from discontinued operations (1)	26	(18)	52	(40)
Equity loss (income) of affiliates	(26)	7	(21)	16
Income and mining tax expense (benefit)	20	18	145	123
Depreciation and amortization	487	279	799	580
Interest expense, net	82	49	140	102
EBITDA	$589	$633	$1,234	$1,270
Adjustments:
Goldcorp transaction and integration costs (2)	$114	$—	$159	$—
Change in fair value of investments (3)	(35)	(5)	(56)	(5)
Loss (gain) on asset and investment sales (4)	(32)	(100)	(33)	(99)
Reclamation and remediation charges (5)	32	8	32	8
Nevada JV transaction and integration costs (6)	11	—	23	—
Impairment of long-lived assets (7)	—	—	1	—
Restructuring and other (8)	—	9	5	15
Impairment of investments (9)	—	—	1	—
Adjusted EBITDA	$679	$545	$1,366	$1,189
  Net loss (income) from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $-, $5, $- and $9, respectively, and (ii) adjustments to our Batu Hijau Contingent Consideration, presented net of tax expense (benefit) of $-, $-, $-, and $1, respectively. For additional information regarding our discontinued operations, see Note 11 to our Condensed Consolidated Financial Statements.
  Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction during 2019.
  Change in fair value of marketable equity securities, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments in Continental Gold Inc. For additional information regarding our investment in Continental, see Note 18 to our Condensed Consolidated Financial Statements.
  Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain on the sale of exploration land in 2019 and a gain from the exchange of certain royalty interests for cash consideration and an equity ownership and warrants in Maverix in 2018.
  Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations
  Nevada JV transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Nevada JV Agreement, including hostile defense fees, during 2019.
  Impairment of long-lived assets, included in Other expense, net, represents non-cash write-downs of long-lived assets.
  Restructuring and other, included in Other expense, net, represents certain costs associated with severance, legal and other settlements.
  Impairment of investments, included in Other income, net, represents other-than-temporary impairments of other investments.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$299	$399	$870	$662
Less: Net cash used in (provided by) operating activities of discontinued operations	2	2	5	5
Net cash provided by (used in) operating activities of continuing operations	301	401	875	667
Less: Additions to property, plant and mine development	(380)	(258)	(605)	(489)
Free Cash Flow	$(79)	$143	$270	$178

Net cash provided by (used in) investing activities (1)	$(104)	$(281)	$(379)	$(517)
Net cash provided by (used in) financing activities	$(1,893)	$(52)	$(2,036)	$(231)
  Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/gold equivalent ounce

Costs applicable to sales per ounce/gold equivalent ounce are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/gold equivalent ounce statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures

Costs applicable to sales per ounce

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Costs applicable to sales (1)	$1,245	$919	$2,180	$1,901
Gold sold (thousand ounces)	1,636	1,224	2,974	2,536
Costs applicable to sales per ounce (2)	$759	$751	$733	$750
  Includes by-product credits of $21 and $29 during the three and six months ended June 30, 2019, respectively, and $18 and $31 during the three and six months ended June 30, 2018, respectively.
  Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per gold equivalent ounce

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Costs applicable to sales (1)	$121	$46	$164	$93
Gold equivalent ounces - other metals (thousand ounces) (2)	93	59	144	117
Costs applicable to sales per ounce (3)	$1,308	$786	$1,146	$796
  Includes by-product credits of $2 and $2 during the three and six months ended June 30, 2019, respectively, and $1 and $2 during the three and six months ended June 30, 2018, respectively.
  Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($15/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2019 and Gold ($1,250/oz.) and Copper ($2.70/lb.) pricing for 2018.
  Per ounce measures may not recalculate due to rounding.

All-In Sustaining Costs

Newmont has developed a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as Costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Operations less the amount of CAS attributable to the production of other metals at our Phoenix, Peñasquito and Boddington mines. The other metals CAS at those mine sites is disclosed in Note 4 to the Condensed Consolidated Financial Statements. The allocation of CAS between gold and other metals at the Phoenix, Peñasquito and Boddington mines is based upon the relative sales value of gold and other metals produced during the period.

Reclamation costs. Includes accretion expense related to Reclamation liabilities and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the Reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Phoenix, Peñasquito and Boddington mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production, and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Condensed Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation in the future. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Phoenix, Peñasquito and Boddington mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Phoenix, Peñasquito and Boddington mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Condensed Consolidated Statements of Operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Phoenix, Peñasquito and Boddington mines.

Sustaining capital and finance lease payments. We determined sustaining capital and finance lease payments as those capital expenditures and finance lease payments that are necessary to maintain current production and execute the current mine plan. Sustaining finance lease payments are included beginning in 2019 in connection with the adoption of ASC 842. Refer to Note 2 in the Condensed Consolidated Financial Statements for further details. We determined development (i.e. non-sustaining) capital expenditures and finance lease payments to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation. The classification of sustaining and development capital projects and finance leases is based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital and finance lease payments are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Phoenix, Peñasquito and Boddington mines.

			Advanced
			Projects,
			Research and			Treatment	Sustaining			All-In
	Costs		Development	General	Other	and	Capital and	All-In		Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Lease Related	Sustaining	Ounces (000)	Costs per
June 30, 2019	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Costs (7)(8)	Costs	Sold	oz. (9)
Gold
Carlin	$166	$1	$5	$1	$—	$—	$35	$208	183	$1,138
Phoenix	53	2	—	1	—	3	5	64	53	1,211
Twin Creeks	59	—	1	1	—	—	11	72	85	850
Long Canyon	15	—	—	1	—	—	2	18	44	402
Other Nevada	—	—	—	—	—	—	3	3	—	—
Nevada	293	3	6	4	—	3	56	365	365	1,002

CC&V	77	2	2	—	1	—	12	94	82	1,144
Red Lake	43	—	3	—	—	—	14	60	37	1,621
Musselwhite	12	—	3	—	—	—	4	19	6	3,307
Porcupine	63	1	2	—	—	—	10	76	59	1,288
Éléonore	75	—	2	—	—	1	12	90	84	1,073
Peñasquito	27	—	—	—	—	—	7	34	19	1,775
Other North America	—	—	1	20	—	—	3	24	—	—
North America	297	3	13	20	1	1	62	397	287	1,383

Yanacocha	100	14	2	—	5	—	8	129	135	955
Merian	71	1	1	1	—	—	12	86	124	696
Cerro Negro	63	1	2	—	1	—	13	80	100	802
Other South America	—	—	—	2	—	—	—	2	—	—
South America	234	16	5	3	6	—	33	297	359	827

Boddington	139	3	—	—	—	3	15	160	175	915
Tanami	65	1	1	—	—	—	21	88	118	744
Kalgoorlie	50	1	—	—	—	—	6	57	55	1,035
Other Australia	—	—	1	2	—	—	2	5	—	—
Australia	254	5	2	2	—	3	44	310	348	890

Ahafo	97	1	6	—	1	—	30	135	158	850
Akyem	70	9	1	—	1	—	7	88	119	734
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	167	10	7	2	2	—	37	225	277	810

Corporate and Other	—	—	15	50	3	—	—	68	—	—
Total Gold	$1,245	$37	$48	$81	$12	$7	$232	$1,662	1,636	$1,016

Gold equivalent ounces - other metals (10)
Phoenix	$15	$2	$—	$—	$—	$1	$1	$19	18	$1,037
Peñasquito	77	—	1	—	—	3	20	101	40	2,536
Boddington	29	2	—	—	—	1	2	34	35	957
Total Gold Equivalent Ounces	$121	$4	$1	$—	$—	$5	$23	$154	93	$1,646

Consolidated	$1,366	$41	$49	$81	$12	$12	$255	$1,816
  Excludes Depreciation and amortization and Reclamation and remediation.
  Includes by-product credits of $23 and excludes co-product revenues of $103.
  Includes stockpile and leach pad inventory adjustments of $15 at Carlin, $7 at CC&V, $3 at Yanacocha, $12 at Boddington and $15 at Akyem.
  Reclamation costs include operating accretion and amortization of asset retirement costs of $22 and $19, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $14 and $37, respectively.
  Advanced projects, research and development and Exploration excludes development expenditures of $2 at Carlin, $1 at Phoenix, $2 at Twin Creeks, $7 at Long Canyon, $2 at Other Nevada, $2 at CC&V, $4 at Yanacocha, $1 at Merian, $2 at Cerro Negro, $11 at Other South America, $1 at Kalgoorlie, $4 at Other Australia, $5 at Ahafo, $4 at Akyem, $2 at Other Africa and $2 at Corporate and Other, totaling $52 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
  Other expense, net is adjusted for Newmont Goldcorp transaction and integration costs of $114 and Nevada JV transaction implementation costs of $11.
  Includes sustaining capital expenditures of $56 for Nevada, $72 for North America, $33 for South America, $45 for Australia, $36 for Africa and $0 for Corporate and Other, totaling $242 and excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $138. The following are major development projects: Borden, Musselwhite Materials Handling, Turquoise Ridge joint venture 3rd shaft, Quecher Main, Yanacocha Sulfides projects, Tanami Expansion 2, Ahafo North and Ahafo Mill Expansion.
  Includes finance lease payments for sustaining projects of $13 and excludes finance lease payments for development projects of $13.
  Per ounce measures may not recalculate due to rounding.
  Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($15/oz.), Lead ($0.90/lb.), and Zinc ($1.05/lb.) pricing.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In		Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	Ounces (000)	Costs per
June 30, 2018	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	Sold	oz. (8)
Gold
Carlin	$178	$2	$5	$1	$—	$—	$42	$228	187	$1,216
Phoenix	44	—	1	—	—	2	9	56	53	1,057
Twin Creeks	66	—	2	1	—	—	6	75	86	865
Long Canyon	18	—	—	—	—	—	3	21	43	496
Other Nevada	—	—	4	1	1	—	2	8	—	—
Nevada	306	2	12	3	1	2	62	388	369	1,047

CC&V	42	3	—	1	1	—	9	56	67	845
Other North America	—	—	—	—	—	—	—	—	—	—
North America	42	3	—	1	1	—	9	56	67	845

Yanacocha	92	9	—	—	2	—	5	108	113	974
Merian	61	1	1	—	—	—	18	81	102	801
Other South America	—	—	—	3	—	—	—	3	—	—
South America	153	10	1	3	2	—	23	192	215	885

Boddington	130	4	—	—	—	5	7	146	177	826
Tanami	74	—	4	—	—	—	17	95	103	936
Kalgoorlie	62	1	1	—	—	—	5	69	93	736
Other Australia	—	2	—	3	(2)	—	—	3	—	—
Australia	266	7	5	3	(2)	5	29	313	373	842

Ahafo	90	1	—	1	1	—	6	99	101	990
Akyem	62	6	1	—	—	—	10	79	99	794
Other Africa	—	—	—	1	—	—	—	1	—	—
Africa	152	7	1	2	1	—	16	179	200	902

Corporate and Other	—	—	15	51	1	—	2	69	—	—
Total Gold	$919	$29	$34	$63	$4	$7	$141	$1,197	1,224	$978

Gold equivalent ounces - other metals (9)
Phoenix	$14	$1	$—	$—	$—	$1	$2	$18	15	$1,189
Boddington	32	—	—	—	—	2	3	37	44	865
Total Gold Equivalent Ounces	$46	$1	$—	$—	$—	$3	$5	$55	59	$948

Consolidated	$965	$30	$34	$63	$4	$10	$146	$1,252
  Excludes Depreciation and amortization and Reclamation and remediation.
  Includes by-product credits of $19 and excludes co-product revenues of $81.
  Includes stockpile and leach pad inventory adjustments of $25 at Carlin, $14 at Twin Creeks, $1 at Yanacocha, $18 at Ahafo and $15 at Akyem.
  Reclamation costs include operating accretion and amortization of asset retirement costs of $15 and $15, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $11 and $11, respectively.
  Advanced projects, research and development and Exploration excludes development expenditures of $3 at Carlin, $1 at Twin Creeks, $6 at Long Canyon, $5 at Other Nevada, $1 at CC&V, $12 at Yanacocha, $5 at Merian, $8 at Other South America, $2 at Kalgoorlie, $2 at Other Australia, $4 at Ahafo, $3 at Akyem, $1 at Other Africa and $3 at Corporate and Other, totaling $56 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
  Other expense, net is adjusted for restructuring and other costs of $9.
  Excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $112. The following are major development projects: Twin Creeks Underground, Quecher Main, the Merian crusher, Tanami Expansion 2, Subika Underground and Ahafo Mill Expansion.
  Per ounce measures may not recalculate due to rounding.
  Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,250/oz.) and Copper ($2.70/lb.) pricing.

			Advanced
			Projects,
			Research and			Treatment	Sustaining			All-In
	Costs		Development	General	Other	and	Capital and	All-In		Sustaining
Six Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Finance Lease	Sustaining	Ounces (000)	Costs per
June 30, 2019	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Payments (7)(8)	Costs	Sold	oz. (9)
Gold
Carlin	$350	$3	$9	$3	$1	$—	$64	$430	397	$1,082
Phoenix	101	3	—	1	—	5	10	120	105	1,144
Twin Creeks	110	1	3	1	—	—	23	138	162	855
Long Canyon	35	1	—	1	—	—	7	44	95	463
Other Nevada	—	—	5	—	—	—	4	9	—	—
Nevada	596	8	17	6	1	5	108	741	759	976

CC&V	143	3	4	1	2	—	15	168	157	1,071
Red Lake	43	—	3	—	—	—	14	60	37	1,621
Musselwhite	12	—	3	—	—	—	4	19	6	3,307
Porcupine	63	1	2	—	—	—	10	76	59	1,288
Éléonore	75	—	2	—	—	1	12	90	84	1,073
Peñasquito	27	—	—	—	—	—	7	34	19	1,775
Other North America	—	—	1	20	—	—	3	24	—	—
North America	363	4	15	21	2	1	65	471	362	1,302

Yanacocha	193	30	3	—	7	—	14	247	273	903
Merian	142	2	2	1	—	—	23	170	270	631
Cerro Negro	63	1	2	—	1	—	13	80	100	802
Other South America	—	—	—	5	—	—	—	5	—	—
South America	398	33	7	6	8	—	50	502	643	780

Boddington	285	6	—	—	—	7	26	324	344	944
Tanami	134	2	3	—	—	—	38	177	249	710
Kalgoorlie	100	1	—	—	—	—	15	116	109	1,056
Other Australia	—	—	1	5	1	—	3	10	—	—
Australia	519	9	4	5	1	7	82	627	702	894

Ahafo	183	2	9	—	1	—	48	243	294	824
Akyem	121	17	3	—	1	—	15	157	214	731
Other Africa	—	—	—	4	—	—	—	4	—	—
Africa	304	19	12	4	2	—	63	404	508	794

Corporate and Other	—	—	28	98	3	—	1	130	—	—
Total Gold	$2,180	$73	$83	$140	$17	$13	$369	$2,875	2,974	$967

Gold equivalent ounces - other metals (10)
Phoenix	$28	$2	$—	$—	$—	$1	$3	$34	35	$959
Peñasquito	77	—	1	—	—	3	20	101	40	2,536
Boddington	59	2	—	—	—	3	5	69	69	997
Total Gold Equivalent Ounces	$164	$4	$1	$—	$—	$7	$28	$204	144	$1,413

Consolidated	$2,344	$77	$84	$140	$17	$20	$397	$3,079
  Excludes Depreciation and amortization and Reclamation and remediation.
  Includes by-product credits of $31 and excludes co-product revenues of $167.
  Includes stockpile and leach pad inventory adjustments of $33 at Carlin, $2 at Twin Creeks, $10 at CC&V, $10 at Yanacocha, $19 at Boddington and $20 at Akyem.
  Reclamation costs include operating accretion and amortization of asset retirement costs of $38 and $39, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $25 and $40, respectively.
  Advanced projects, research and development and Exploration excludes development expenditures of $6 at Carlin, $1 at Phoenix, $2 at Twin Creeks, $12 at Long Canyon, $2 at Other Nevada, $3 at CC&V, $7 at Yanacocha, $1 at Merian, $2 at Cerro Negro, $20 at Other South America, $3 at Tanami, $2 at Kalgoorlie, $6 at Other Australia, $7 at Ahafo, $5 at Akyem, $3 at Other Africa and $3 at Corporate and Other, totaling $85 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
  Other expense, net is adjusted for Newmont Goldcorp transaction and integration costs of $159, Nevada JV transaction implementation costs of $23, restructuring and other costs of $5 and impairment of long-lived assets of $1.
  Includes sustaining capital expenditures of $110 for Nevada, $74 for North America, $50 for South America, $81 for Australia, $61 for Africa and $1 for Corporate and Other, totaling $377 and excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $228. The following are major development projects: Borden, Musselwhite Materials Handling, Turquoise Ridge joint venture 3rd shaft, Quecher Main, Yanacocha Sulfides projects, Tanami Expansion 2, Ahafo North, Subika Underground and Ahafo Mill Expansion.
  Includes finance lease payments for sustaining projects of $20 and excludes finance lease payments for development projects of $19.
  Per ounce measures may not recalculate due to rounding.
  Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($15/oz.), Lead ($0.90/lb.), and Zinc ($1.05/lb.) pricing.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In		Sustaining
Six Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	Ounces (000)	Costs per
June 30, 2018	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	Sold	oz. (8)
Gold
Carlin	$377	$5	$9	$3	$—	$—	$72	$466	416	$1,119
Phoenix	106	1	2	1	—	4	14	128	130	983
Twin Creeks	130	1	3	1	1	—	11	147	169	870
Long Canyon	34	1	—	—	—	—	5	40	87	464
Other Nevada	—	—	6	1	2	—	4	13	—	—
Nevada	647	8	20	6	3	4	106	794	802	989

CC&V	81	3	1	1	1	—	18	105	129	815
Other North America	—	—	—	—	—	—	—	—	—	—
North America	81	3	1	1	1	—	18	105	129	815

Yanacocha	206	19	1	—	3	—	11	240	220	1,092
Merian	128	1	2	—	—	—	27	158	227	696
Other South America	—	—	—	6	1	—	—	7	—	—
South America	334	20	3	6	4	—	38	405	447	906

Boddington	258	6	—	—	—	10	20	294	337	873
Tanami	150	1	9	—	1	—	29	190	229	837
Kalgoorlie	122	2	2	—	—	—	13	139	181	765
Other Australia	—	2	2	5	(3)	—	1	7	—	—
Australia	530	11	13	5	(2)	10	63	630	747	845

Ahafo	180	2	2	1	1	—	13	199	205	972
Akyem	129	12	1	—	1	—	20	163	206	794
Other Africa	—	—	—	3	—	—	—	3	—	—
Africa	309	14	3	4	2	—	33	365	411	889

Corporate and Other	—	—	28	100	1	—	6	135	—	—
Total Gold	$1,901	$56	$68	$122	$9	$14	$264	$2,434	2,536	$961

Gold equivalent ounces - other metals (9)
Phoenix	$30	$1	$—	$—	$—	$1	$4	$36	33	$1,088
Boddington	63	1	—	—	—	5	6	75	84	901
Total Gold Equivalent Ounces	$93	$2	$—	$—	$—	$6	$10	$111	117	$954

Consolidated	$1,994	$58	$68	$122	$9	$20	$274	$2,545
  Excludes Depreciation and amortization and Reclamation and remediation.
  Includes by-product credits of $33 and excludes co-product revenues of $159.
  Includes stockpile and leach pad inventory adjustments of $46 at Carlin, $26 at Twin Creeks, $19 at Yanacocha, $33 at Ahafo and $28 at Akyem.
  Reclamation costs include operating accretion and amortization of asset retirement costs of $30 and $28, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $21 and $14, respectively.
  Advanced projects, research and development and Exploration excludes development expenditures of $6 at Carlin, $2 at Twin Creeks, $12 at Long Canyon, $7 at Other Nevada, $2 at CC&V, $21 at Yanacocha, $7 at Merian, $15 at Other South America, $1 at Tanami, $4 at Kalgoorlie, $2 at Other Australia, $6 at Ahafo, $6 at Akyem, $2 at Other Africa and $3 at Corporate and Other, totaling $96 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
  Other expense, net is adjusted for restructuring and other costs of $15.
  Excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $215. The following are major development projects: Twin Creeks Underground, Quecher Main, the Merian crusher, Tanami Expansion 2, Subika Underground and Ahafo Mill Expansion.
  Per ounce measures may not recalculate due to rounding.
  Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,250/oz.) and Copper ($2.70/lb.) pricing.

A reconciliation of the 2019 Gold AISC outlook to the 2019 Gold CAS outlook, 2019 Co-product AISC outlook to the 2019 Co-product CAS outlook are provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2019 Outlook - Gold [7,9]	Outlook Estimate [11]

(in millions, except ounces and per ounce)

Cost Applicable to Sales [1,2]	4,870
Reclamation Costs [3]	140
Advanced Project and Exploration [4]	210
General and Adminstrative [5]	325
Other Expense	15
Treatment and Refining Costs	30
Sustaining Capital	845
Sustaining Finance Lease Payments [6]	20
All-in Sustaining Costs [8]	6,450
Ounces (000) Sold [10]	6,650
All-in Sustaining Costs per Oz 8	$975
  Excludes Depreciation and amortization and Reclamation and remediation.
  Includes stockpile and leach pad inventory adjustments.
  Reclamation costs include operating accretion and amortization of asset retirement costs.
  Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
  Includes stock based compensation
  Excludes development capital expenditures, capitalized interest and change in accrued capital.
  The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2019 AISC Gold and Co-Product Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.
  Reflects revised AISC definition.
  All values are presented on a consolidated basis for combined Newmont Goldcorp.
  Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo
  Reflects full 12 months of 2019 for production and costs for former Newmont and 8.4 months for former Goldcorp sites

2019 Outlook - Co-Product [7,9]	Outlook Estimate [11]

(in millions, except GEO and per GEO)

Cost Applicable to Sales [1,2]	665
Reclamation Costs [3]	10
Advanced Project and Exploration [4]	-
General and Adminstrative [5]	-
Other Expense	-
Treatment and Refining Costs	110
Sustaining Capital	140
Sustaining Finance Lease Payments [6]	5
All-in Sustaining Costs [8]	940
Co-Product GEO (000) Sold [10]	940
All-in Sustaining Costs per Co Product GEO [8]	$995
  Excludes Depreciation and amortization andReclamation and remediation.
  Includes stockpile and leach pad inventory adjustments.
  Reclamation costs include operating accretion and amortization of asset retirement costs.
  Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
  Includes stock based compensation
  Excludes development capital expenditures, capitalized interest and change in accrued capital.
  The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2019 AISC Gold and Co-Product Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.
  Reflects revised AISC definition.
  All values are presented on a consolidated basis for combined Newmont Goldcorp.
  Co-Product GEO are all non gold co-products (Peñasquito silver, zinc, lead, Boddington and Phoenix copper)
  Reflects full 12 months of 2019 for production and costs for former Newmont and 8.4 months for former Goldcorp sites

Net debt to Pro forma adjusted EBITDA ratio

Management uses net debt to Pro forma Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Pro forma Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Pro forma Adjusted EBITDA. Net debt to Pro forma Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Pro forma Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Pro forma Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Pro forma Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Pro forma Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Pro forma Adjusted EBITDA as follows:

	Three months ended	Three months ended	Three months ended	Three months ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018

Net income (loss) attributable to Newmont stockholders	$(25)	$87	$2	$(145)
Net income (loss) attributable to noncontrolling interests	25	32	13	21
Net loss (income) from discontinued operations	26	26	(5)	(16)
Equity loss (income) of affiliates	(26)	5	8	9
Income and mining tax expense (benefit)	20	125	260	3
Depreciation and amortization	487	312	336	299
Interest expense, net	82	58	54	51
EBITDA	589	645	668	222
EBITDA Adjustments:
Goldcorp transaction and integration costs	114	45	—	—
Change in fair value of investments	(35)	(21)	29	26
Loss (gain) on asset and investment sales	(32)	(1)	—	(1)
Reclamation and remediation charges	32	-	13	—
Nevada JV transaction and integration costs	11	12	—	—
Impairment of long-lived assets	—	1	3	366
Restructuring and other	—	5	4	1
Impairment of investments	—	1	42	—
Emigrant leach pad write-down	—	—	—	22
Adjusted EBITDA	679	687	759	636

Pro forma adjustments to EBITDA:
Goldcorp adjusted EBITDA (prior to acquisition) (1)	(66)	148	215	165
Total pro forma adjusted EBITDA	$613	$835	$974	$801
12 month trailing Adjusted EBITDA	$3,223

Total Gross Debt	$6,772
Less: Cash and cash equivalents	(1,827)
Total net debt	$4,945

Net debt to pro forma adjusted EBITDA	1.5
  Represents Goldcorp's pre-acquisition Adjusted EBITDA on a U.S. GAAP basis from July 1, 2019 through to the acquisition date, April 18, 2019. This amount is added to our adjusted EBITDA to include a full twelve months of Goldcorp results on a pro forma basis for the twelve months ended June 30, 2019. The pro forma adjusted EBITDA was derived from Goldcorp's EBITDA from its historical unaudited financial statements for the three months ended September 30, 2018 and audited financial statements for twelve months ended December 31, 2018, as filed with the Securities and Exchange Commission, as well as Goldcorp management unaudited financial information for the three months ended March 31, 2019 and April 1, 2019 through to April 18, 2019, the acquisition date. These amounts were adjusted to remove the impairment of long-lived assets recognized by Goldcorp at December 31, 2018. Goldcorp's pre-acquisition Adjusted EBITDA has been added to our adjusted EBITDA for the purposes of Net debt to Pro forma Adjusted EBITDA ratio only.

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the Net consolidated gold and copper sales by the consolidated gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Sales	$2,257	$1,662	$4,060	$3,479
Consolidated other metal sales, net[1]	(103)	(81)	(167)	(159)
Consolidated gold sales, net	$2,154	$1,581	$3,893	$3,320

Consolidated gold sales:
Gross before provisional pricing	$2,154	$1,595	$3,899	$3,339
Provisional pricing mark-to-market	7	(7)	7	(5)
Gross after provisional pricing	2,161	1,588	3,906	3,334
Treatment and refining charges	(7)	(7)	(13)	(14)
Net	$2,154	$1,581	$3,893	$3,320
Consolidated gold ounces sold (thousands)	1,636	1,224	2,974	2,536
Average realized gold price (per ounce):
Gross before provisional pricing	$1,317	$1,304	$1,312	$1,317
Provisional pricing mark-to-market	5	(6)	2	(2)
Gross after provisional pricing	1,322	1,298	1,314	1,315
Treatment and refining charges	(5)	(6)	(4)	(5)
Net	$1,317	$1,292	$1,310	$1,310

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Sales	$2,257	$1,662	$4,060	$3,479
Consolidated gold sales, net	(2,154)	(1,581)	(3,893)	(3,320)
Consolidated copper sales, net	$103	$81	$167	$159
Gross before provisional pricing	$66	$83	$129	$168
Provisional pricing mark-to-market	(4)	1	(1)	(3)
Gross after provisional pricing	62	84	128	165
Treatment and refining charges	(3)	(3)	(5)	(6)
Net	$59	$81	$123	$159
Consolidated copper pounds sold (millions)	24	27	46	54
Average realized copper price (per pound):
Gross before provisional pricing	$2.76	$3.09	$2.81	$3.11
Provisional pricing mark-to-market	(0.17)	0.03	(0.02)	(0.05)
Gross after provisional pricing	2.59	3.12	2.79	3.06
Treatment and refining charges	(0.11)	(0.13)	(0.11)	(0.13)
Net	$2.48	$2.99	$2.68	$2.93

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Consolidated silver sales:
Gross before provisional pricing	$31	$—	$31	$—
Provisional pricing mark-to-market	—	—	—	—
Gross after provisional pricing	31	—	31	—
Treatment and refining charges	—	—	—	—
Net	$31	$—	$31	$—
Consolidated silver ounces sold (thousands)	2,167	—	2,167	—
Average realized silver price (per ounce)(1):
Gross before provisional pricing	$14.20	$—	$14.20	$—
Provisional pricing mark-to-market	—	—	—	—
Gross after provisional pricing	14.20	—	14.20	—
Treatment and refining charges		—	—	—
Net	$14.20	$—	$14.20	$—

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Consolidated lead sales:
Gross before provisional pricing	$15	$—	$15	$—
Provisional pricing mark-to-market	—	—	—	—
Gross after provisional pricing	15	—	15	—
Treatment and refining charges	(2)	—	(2)	—
Net	$13	$—	$13	$—
Consolidated lead pounds sold (thousands)	17	—	17	—
Average realized lead price (per pound)(1):
Gross before provisional pricing	$0.88	$—	$0.88	$—
Provisional pricing mark-to-market	—	—	—	—
Gross after provisional pricing	0.88	—	0.88	—
Treatment and refining charges	(0.12)	—	(0.12)	—
Net	$0.76	$—	$0.76	$—

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Consolidated zinc sales:
Gross before provisional pricing	$—	$—	$—	$—
Provisional pricing mark-to-market	—	—	—	—
Gross after provisional pricing	—	—	—	—
Treatment and refining charges	—	—	—	—
Net	$—	$—	$—	$—
Consolidated zinc pounds sold (thousands)	—	—	—	—
Average realized zinc price (per pound)(1):
Gross before provisional pricing	$—	$—	$—	$—
Provisional pricing mark-to-market	—	—	—	—
Gross after provisional pricing	—	—	—	—
Treatment and refining charges	—	—	—	—
Net	$—	$—	$—	$—

Gold By-Product Metrics

Copper is a by-product often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper is a co-product, or significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.

Gold By-Product Metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold By-Product Metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper production as a by-product, even when copper is the primary ore-body. These metrics are calculated by subtracting copper sales recognized from Sales and including these amounts as offsets to CAS.

Gold By-Product Metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Consolidated gold sales, net	$2,154	$1,581	$3,893	$3,320
Consolidated other metal sales, net	103	81	167	159
Sales	$2,257	$1,662	$4,060	$3,479

Costs applicable to sales	$1,366	$965	$2,344	$1,994
Less: Consolidated other metal sales, net	(103)	(81)	(167)	(159)
By-Product costs applicable to sales	$1,263	$884	$2,177	$1,835
Gold sold (thousand ounces)	1,636	1,224	2,974	2,536
Total Gold CAS per ounce (by-product)	$772	$722	$732	$724

Total AISC	$1,816	$1,252	$3,079	$2,545
Less: Consolidated other metal sales, net	(103)	(81)	(167)	(159)
By-Product AISC	$1,713	$1,171	$2,912	$2,386
Gold sold (thousand ounces)	1,636	1,224	2,974	2,536
Total Gold AISC per ounce (by-product)	$1,047	$957	$979	$941

Conference Call Information

A conference call will be held on Thursday, July 25, 2019 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details
Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont Goldcorp
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10132277

Webcast Details

Title: Newmont Goldcorp Q2 2019 Earnings Conference Call

URL: https://event.on24.com/wcc/r/2019954/AE1C714EE2785D2BB4483C205607B18A

The second quarter 2019 results will be available before the market opens on Thursday, July 25, 2019 on the “Investor Relations” section of the Company’s website, www.newmontgoldcorp.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont Goldcorp

Newmont Goldcorp is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont Goldcorp is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical proficiency. Newmont Goldcorp was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production, upside potential and indicative production profiles; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future consolidated and attributable capital expenditures; (iv) estimates of future cost reductions, full potential savings, value creation, synergies and efficiencies; (v) expectations regarding the development, growth and exploration potential of the Company’s operations, projects and investments, including, without limitation, returns, IRR, schedule, decision dates, mine life, commercial start, first production, capital average production, average costs and upside potential; (vi) expectations regarding future investments or divestitures; (vii) expectations regarding future dividends and returns to stockholders; (viii) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and recoveries; (ix) estimates of future closure costs and liabilities; (x) expectations regarding the timing and/or likelihood of future borrowing, future debt repayment, financial flexibility and cash flow; and (xi) expectations regarding the future success of the Nevada joint venture. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar or the Canadian dollar to the U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. In addition, material risks that could cause actual results to differ from forward-looking statements include: (A) the inherent uncertainty associated with financial or other projections; (B) the prompt and effective integration in connection with the recent the business combination by which Newmont acquired Goldcorp Inc. (the “integration”), and the ability to achieve the anticipated synergies and value-creation contemplated by the integration; (C) the outcome of any legal proceedings that may be instituted against the parties and others related to the integration or the Nevada joint venture; (D) the ability to achieve the anticipated synergies and value-creation contemplated by the Nevada joint venture transaction; (E) unanticipated difficulties or expenditures relating to the integration and Nevada joint venture; (F) potential volatility in the price of the Company common stock due to the integration and the Nevada joint venture; and (G) the diversion of management time on integration and transaction-related issues. For a more detailed discussion of risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30 2019 under the heading “Risk Factors”, available on the SEC website or www.newmontgoldcorp.com and the Company’s most recent annual information form as well as the Company’s other filings made with Canadian securities regulatory authorities and available on SEDAR or www.newmontgoldcorp.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Contacts

Investor Contact
Jessica Largent
303.837.5484
jessica.largent@newmont.com
Media Contact
Omar Jabara
303.837.5114
omar.jabara@newmont.com